GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY
A Stock Company
[8515 East Orchard Road
Greenwood Village, CO 80111]
[1-877-723-8723]

CONTRACT AMENDMENT

THIS AMENDMENT IS ISSUED BY GREAT‑WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT (THE “CONTRACT”) TO WHICH IT IS ATTACHED. Except as expressly aMENDED by this AMENDMENT, the terms and conditions of the contract shall remain in full force and effect. if there is any conflict between this amendment and the contract the terms of this amendment will prevail.

The definition of Payout Commencement Date in Section 1 of the Contract is deleted and replaced with the following:

Payout Commencement Date - the date on which annuity payouts or periodic withdrawals begin under a payout option. If a Payout Commencement Date is not shown on the Certificate Data Page, annuity payouts will begin on the Annuitant’s 99th birthday. The Payout Commencement Date may be changed by the Owner prior to commencement of annuity payouts.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Contract.

/s/ Richard Schultz                /s/ Robert Reynolds

[Richard Schultz],                [Robert Reynolds],
[Secretary]                    [President and Chief Executive Officer]

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